Exhibit 99.1

NEWS RELEASE

9125 Rehco Road San Diego, California 92121 PHONE (858) 453-7845 FAX (858) 657-2085

FOR IMMEDIATE RELEASE	Contact:	James M. Myers, Executive Vice President
and Chief Financial Officer (858) 677-3005

PETCO Reports First Quarter Fiscal 2003 Financial Results

•	Net Earnings Increase 27% to $0.19 per Diluted Share Compared to Pro Forma Net Earnings of $0.15 per Diluted Share in Prior-Year Period

•	Comparable Store Net Sales up 4.6% on Top of 9.3% Increase in Prior-Year Period

SAN DIEGO — May 21, 2003 — PETCO Animal Supplies, Inc. (Nasdaq: PETC) today reported financial results for the first quarter ended May 3, 2003. The Company also provided its guidance for the second quarter and full fiscal year 2003.

“We are pleased to announce that net earnings per diluted share increased 27% to $0.19 in the first quarter, compared to pro forma net earnings of $0.15 per diluted share in the prior-year first quarter,” commented Brian K. Devine, Chairman, President and Chief Executive Officer. “This strong performance highlights the consistency and resiliency of our business at a time when the impact of economic uncertainties, bad weather and the Iraq war have all contributed to a difficult period for many retailers. We are also pleased to report the continuation of our more than decade-long strong positive comparable store net sales trend, with an increase of 4.6% in the first quarter on top of the 9.3% comparable store net sales increase we reported in the prior-year’s first quarter.”

First Quarter Results

Net sales in the first fiscal quarter of 2003 were $384.7 million with a comparable store net sales increase of 4.6%.  The comparable store net sales increase in the period comes on top of a 9.3% increase in the prior fiscal year’s first quarter.  Overall, net sales increased 10.2% over the first quarter of fiscal 2002.

Net earnings available to common stockholders for the first quarter were $11.1 million, or $0.19 per diluted share, including the $0.01 per share negative impact of an accounting change as a result of the adoption of Emerging Issues Task Force Consensus No. 02-16, discussed further below.  This compared with a net loss available to common stockholders of $29.7 million, or a $0.57 loss per diluted share, in the prior-year first quarter.

The first quarter of fiscal 2002 included the following items: $12.8 million in management fees and termination costs related to the termination of a management services agreement that was entered into in conjunction with our leveraged recapitalization; $8.4 million in stock-based compensation expense, and other primarily financing and legal costs of $1.2 million, related to the Company’s initial public offering; debt retirement costs of $3.3 million related to the early repurchase of senior subordinated notes with proceeds of the initial public offering; and, an increase in the carrying amount and premium on redemption of previously outstanding preferred stock of $20.5 million.

Excluding the previously mentioned items for the prior-year period and related tax effects, pro forma net earnings available to common stockholders for the first quarter of fiscal 2002 were $8.7 million, or $0.15 per diluted share.

Adoption of Emerging Issues Task Force Consensus No. 02-16

Emerging Issues Task Force Consensus No. 02-16 (EITF 02-16) addresses the accounting for consideration received from suppliers.  Consistent with the transition provisions, which the EITF finalized in March 2003, the Company is required to adopt this new guidance prospectively, or on a going-forward basis, rather than through a retroactive restatement.  This new standard applies to each new or modified agreement entered into with a supplier.  For those suppliers with whom the Company has existing agreements, adoption of the guidance becomes effective with the next modification or renewal of those agreements.  The Company follows a practice of continually negotiating new arrangements with suppliers and does not plan on changing its business practices as a result of this accounting change.

The adoption of the guidance will have a non-cash impact in each of the four quarters of fiscal 2003.  As a result of adopting EITF 02-16 through the remainder of fiscal 2003, substantially all vendor support will now initially be deferred as a reduction of inventory purchased from each supplier, and the support will be realized into cost of sales as the related inventory is sold.  This is the way the Company currently accounts for rebates received from vendors.  The accounting change also governs other forms of cooperative support received from suppliers previously accounted for as a reduction to the related SG&A expenses.  This support will be deferred as we adopt the new standard, and will be reflected as a reduction to cost of sales as the related inventory is sold.

As the Company applies the new accounting guidance throughout fiscal 2003, both gross margin and SG&A expenses will continue to increase on a historical basis as vendor consideration is recorded as a reduction to cost of sales rather than as an offset to SG&A expenses.  This does not affect the cash level of support from suppliers, it only affects the classification, timing and recognition of the payments.

Gross Profit Margins and Operating Income

Gross profit margin improved 80 basis points to 30.9% in the first quarter compared to a pro forma gross profit margin of 30.1% for the first quarter of 2002. The pro forma gross profit for the first quarter of 2002 has been adjusted to eliminate stock-based compensation expense of $1.5 million related to the Company’s initial public offering. The impact of the non-cash stock-based compensation expense was approximately 40 basis points in the first quarter of 2002.  The gross profit improvement was driven by the continuing change in mix from lower-margin premium pet food sales to higher margin categories, such as companion animals, toys, supplies and services.  The improvement also includes a net benefit of 20 basis points for the adoption of EITF 02-16.  As a percentage of net sales, the net benefit consisted of the initial reclassification of 45 basis points from SG&A, before the deferral of 25 basis points to inventory, representing the $0.01 per share negative impact of the accounting change in the first quarter of 2003.

Sales of higher margin pet supplies and services represented approximately 68% of net sales in the first quarter of 2003, an improvement of 80 basis points over the prior-year period. For the first quarter of fiscal 2003, operating income increased to $24.7 million, or 6.4% of net sales.

Store Expansion Program

                PETCO opened 22 new stores during the first quarter and closed five stores, three of which were relocated to new stores.  The addition of 17 net new stores represented a 10.3% increase in square footage and brought the store base to 617 locations. Our plans for 2003 call for the opening of approximately 45-50 net new stores, which will continue to reinforce PETCO’s national brand presence.

The Company completed eleven remodels of existing stores to its latest millennium format in the first quarter. As previously reported, the Company plans to remodel up to 50 existing stores into the millennium format during fiscal 2003.

Outlook

The Company currently expects a comparable store net sales increase in the range of 5.0% - 6.0% for the second quarter of fiscal 2003.  This increase in comparable store net sales would come on top of the 8.5% increase achieved in the second quarter of fiscal 2002.  For the full fiscal year 2003, the Company continues to expect a comparable store net sales increase of approximately 6%.

The Company currently expects second quarter earnings per diluted share in the range of $0.20 - $0.21 and now expects full fiscal year 2003 earnings per diluted share in the range of $1.09 - $1.11, in each case, before the non-cash effect of the adoption of EITF 02-16, which is discussed in detail above.  The adoption of EITF 02-16 will reduce second quarter earnings per diluted share by approximately $0.02 and full fiscal year 2003 earnings per diluted share by approximately $0.07. Accordingly, including the effect of the new accounting standard, the Company now expects earnings per diluted share for the second quarter of 2003 in the range of $0.18 - $0.19 and full fiscal year 2003 earnings per diluted share in the range of $1.02 - $1.04.  For the full fiscal year 2003, the Company currently expects that approximately 150 basis points of vendor cooperative support will be reclassified from SG&A expenses to cost of sales, with approximately 40 basis points, or $0.07 per share, deferred to inventory.  The impact of the accounting change is expected to significantly impact only the current year.  In future years, amounts deferred will only exceed amounts recognized to the extent that vendor support is increased, and could represent up to approximately $0.02 per share.

Subject to specified conditions, the Company can redeem $40.0 million in principal amount of its 10.75% senior subordinated notes with the proceeds of an offering.  In addition, the Company may also use up to $50 million of existing cash to further de-lever the balance sheet during fiscal 2003.

About PETCO Animal Supplies

PETCO is a leading specialty retailer of premium pet food, supplies and services. It operates 617 stores in 43 states and the District of Columbia, as well as a leading destination for on-line pet food and supplies.

Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors, such as performance of new stores, ability to execute expansion strategy and sustain growth, debt levels, reliance on vendors and exclusive distribution arrangements, competition, integration of operations as a result of acquisitions, compliance with various state and local regulations and dependence on senior management, are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended February 1, 2003.

PETCO Animal Supplies, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	As Reported		Pro Forma
	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended
	5/3/2003	5/4/2002	5/3/2003	5/4/2002
Net sales	$384,707	$349,212	$384,707	$349,212
Cost of sales and occupancy costs	265,648	245,509	265,648	244,049
Gross profit	119,059	103,703	119,059	105,163

Selling, general and administrative expenses	94,320	82,113	94,320	82,113
Management fees and termination costs	—	12,760	—	—
Stock-based compensation and other costs	—	8,176	—	—
Operating income	24,739	654	24,739	23,050

Interest expense, net	6,577	8,758	6,577	8,758
Debt retirement costs	—	3,336	—	—

Earnings (loss) before income taxes	18,162	(11,440)	18,162	14,292

Income taxes (benefit)	7,083	(2,213)	7,083	5,574
Net earnings (loss)	11,079	(9,227)	11,079	8,718
Increase in carrying amount and premium on redemption of preferred stock	—	(20,487)	—	—

Net earnings (loss) available to common stockholders	$11,079	$(29,714)	$11,079	$8,718

Net earnings (loss) per common share, basic and diluted	$0.19	$(0.57)	$0.19	$0.15

Basic weighted average number of common shares	57,377	52,368	57,377	57,183
Diluted weighted average number of common shares	57,983	52,368	57,983	57,975

This earnings release includes information presented on a pro forma basis. These pro-forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G.  The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific costs and expenses that we believe are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles.  The reconciliation set forth below is provided in accordance with Regulation G and reconciles the pro forma financial measure with the most directly comparable GAAP-based financial measure.

PETCO Animal Supplies, Inc.

Reconciliation of GAAP to Pro Forma Net Earnings per Common Share

(Unaudited, in thousands, except per share data)

	Quarter	Quarter
	Ended	Ended
	5/3/2003	5/4/2002
GAAP net earnings (loss) available to common stockholders	$11,079	$(29,714)
Adjustments:
Management fees and termination costs	—	12,760
Stock-based compensation and other costs (including $0 and $1,460, respectively, in cost of sales and occupancy costs)	—	8,439
IPO financing and legal expense	—	1,197
Debt retirement costs	—	3,336
Increase in carrying amount and premium on redemption of preferred stock	—	20,487
Tax effect	—	(7,787)

Pro forma net earnings available to common stockholders	$11,079	$8,718

GAAP net earnings (loss) per common share, diluted	$0.19	$(0.57)
Pro forma net earnings per common share, diluted	$0.19	$0.15

GAAP diluted weighted average number of shares	57,983	52,368
Incremental shares from assumed conversion of
stock options and warrants	—	5,607

Pro forma diluted weighted average number of common shares	57,983	57,975

PETCO Animal Supplies, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	May 3,	February 1,
	2003	2003
ASSETS	(Unaudited)

Cash and cash equivalents	$88,277	$108,937
Receivables	13,836	14,303
Inventories	135,179	138,410
Deferred tax assets	8,796	14,492
Other current assets	21,224	7,459
Total current assets	267,312	283,601

Fixed assets, net	238,595	218,442
Goodwill	40,537	40,644
Other assets	12,840	12,168
	$559,284	$554,855

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Accounts payable	$50,810	$61,308
Accrued expenses	110,784	106,831
Other current liabilities	2,445	2,411
Total current liabilities	164,039	170,550

Long-term debt, excluding current portion	190,000	190,500
Senior subordinated notes payable	170,000	170,000
Deferred rent and other liabilities	35,182	34,888
Total liabilities	559,221	565,938

Stockholders' equity (deficit)	63	(11,083)
	$559,284	$554,855

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